SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 ---------------
                                   FORM 8-K/A
                        AMENDMENT NO. 1 TO CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


Date of Report (Date of earliest event reported)      February 9, 1999
                                                      ----------------

                              SoftNet Systems, Inc.
--------------------------------------------------------------------------------
               (Exact name of registrant as specified in charter)




    New York                          1-5270                   11-1817252
--------------------------------------------------------------------------------
(State or other jurisdiction       (Commission                (IRS Employer
of incorporation)                  File Number)            Identification No.)





       650 Townsend Street, Suite 225, San Francisco,           CA 94103
       -----------------------------------------------------------------
         (Address of principal executive offices              (Zip Code)




         Registrant's telephone number, including area code (415) 365-2500




                                       N/A
--------------------------------------------------------------------------------
         (Former name or former address, if changed since last report.)

                                 AMENDMENT NO. 1


                  The undersigned Registrant hereby amends the following items to its Current Report on Form 8-K, originally filed with the Securities and Exchange Commission on February 24, 1999, as set forth below:

Item 7. FINANCIAL STATEMENTS OF BUSINESS ACQUIRED, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

                  (a) Financial Statements of Business Acquired. Attached hereto are the following financial statements of Intelligent Communications, Inc. ("Intellicom"): (i) the audited balance sheets as of December 31, 1997 and 1996 and the unaudited balance sheet as of December 31, 1995, the related audited statements of income and comprehensive income, changes in stockholders' equity and cash flows for each of the two years ended December 31, 1997, and the unaudited statement of income and comprehensive income, changes in stockholders' equity and cash flow for the year ended December 31, 1995; and (ii) the audited balance sheet as of September 30, 1998 and the unaudited balance sheet as of December 31, 1998, the related audited statement of operations, shareholders' deficit and cash flow for the nine month period ended September 30, 1998 and the related unaudited statements of operations and cash flows for each of the three months ended December 31, 1998 and 1997.

                  (b) Pro Forma Financial Information. Pro forma financial information for SoftNet Systems, Inc. is included at the end of this Report.

                  (c) Exhibits. The following documents are filed as exhibits to this report:

                           1. Exhibit 23.1 - Consent of PricewaterhouseCoopers LLP.

                           2. Exhibit 23.2 - Consent of Blanding, Boyer & Rockwell LLP.

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                                SoftNet Systems, Inc.
                                                     (Registrant)

Date:  February 26, 1999               By:    /s/ Douglas S. Sinclair
                                           ------------------------------
                                                Douglas S. Sinclair
                                                Chief Financial Officer

                              SoftNet Systems, Inc.
                                  Exhibit Index
                                  to Form 8-K/A


             Exhibit No.             Description
             -----------             -----------
                23.1                 Consent of PricewaterhouseCoopers LLP.

                23.2                 Consent of Blanding, Boyer & Rockwell LLP.

Item 7. FINANCIAL STATEMENTS OF BUSINESS ACQUIRED, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

                  (a) Financial Statements of Business Acquired. Attached hereto are the following financial statements of Intelligent Communications, Inc. ("Intellicom"): (i) the audited balance sheets as of December 31, 1997 and 1996 and the unaudited balance sheet as of December 31, 1995, the related audited statements of income and comprehensive income, changes in stockholders' equity and cash flows for each of the two years ended December 31, 1997, and the unaudited statement of income and comprehensive income, changes in stockholders' equity and cash flow for the year ended December 31, 1995; and (ii) the audited balance sheet as of September 30, 1998 and the unaudited balance sheet as of December 31, 1998, the related audited statement of operations, shareholders' deficit and cash flow for the nine month period ended September 30, 1998 and the related unaudited statements of operations and cash flows for each of the three months ended December 31, 1998 and 1997.

                        INTELLIGENT COMMUNICATIONS, INC.

                      (doing business as INTELLICOM, INC.)
























                              FINANCIAL STATEMENTS

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                        REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors
Intelligent Communications, Inc.
DBA Intellicom, Inc.

We have audited the accompanying balance sheets of Intelligent Communications, Inc., as of December 31, 1997 and 1996 and the related statements of income and comprehensive income/changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the 1997 and 1996 financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 1997 and 1996 financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1997 and 1996 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

Our audit was conducted for the purpose of forming an opinion on the basic 1997 and 1996 financial statements taken as a whole. The supplementary 1997 and 1996 schedules are presented for purposes of additional analysis and are not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audit of the basic 1997 and 1996 financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

The 1995 basic financial statements and accompanying supplementary schedules of the Company were reviewed by other accountants. A review consists primarily of inquiries of Company personnel and analytical procedures applied to financial data. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, the other accountants did not express such an opinion. In their report dated March 28, 1996, they stated that they were not aware of any material modifications that should be made to those statements in order for them to be in conformity with generally accepted accounting principles.




/s/Blanding, Boyer & Rockwell, LLP

May 28, 1998

                        INTELLIGENT COMMUNICATIONS, INC.

                               dba INTELLICOM, INC

                                 BALANCE SHEETS

                     (See independent accountants' report.)


                                     ASSETS

                                                         December 31,
                                            ------------------------------------
                                                 1997         1996          1995
                                            --------      --------    ----------
                                                                      (reviewed)

CURRENT ASSETS
     Cash and equivalents ............      $ 56,287      $ 11,817      $ 89,738
     Investments .....................        34,684        50,569        70,977
     Accounts receivable .............       216,000       214,811        48,977
     Accounts receivable -
      employees ......................        15,980         4,060        25,048
     Prepaid expenses ................        23,213        23,213         7,707
                                            --------      --------      --------

         Total .......................       346,164       304,470       242,447
                                            --------      --------      --------

NOTES RECEIVABLE -
 SHAREHOLDERS ........................       239,144       160,621          --
                                            --------      --------      --------

PROPERTY AND EQUIPMENT, net ..........       337,960        84,396        94,938
                                            --------      --------      --------

OTHER ASSETS
     Deposits ........................        49,500        49,000        49,000
     Advanced rentals ................        17,410        40,624          --
     Unamortized costs ...............           109           436           763
                                            --------      --------      --------


         Total .......................        67,019        90,060        49,763
                                            --------      --------      --------

                                            $990,287      $639,547      $387,148
                                            ========      ========      ========

                       See notes to financial statements.

                        INTELLIGENT COMMUNICATIONS, INC.

                               dba INTELLICOM, INC

                                 BALANCE SHEETS

                     (See independent accountants' report.)


                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                       December 31,
                                            ------------------------------------
                                                 1997         1996         1995
                                                                      (reviewed)
                                            ---------    ---------    ---------

CURRENT LIABILITIES
     Lines of credit ..............         $  27,201    $  25,163    $    --
     Current portion of long-term
      debt ........................            69,959         --           --
     Accounts payable .............           272,373      293,925      265,869
     Advances from shareholders ...            22,787         --           --
     Accrued vacation .............            24,401       24,401       32,466
     Accrued taxes ................              --          3,300         --
     Notes payable-shareholders ...              --         62,891       53,918
                                            ---------    ---------    ---------

         Total ....................           416,721      409,680      352,253
                                            ---------    ---------    ---------

NON-CURRENT LIABILITIES
     Long-term debt, net of current
      portion .....................           211,291         --           --
     Customer deposits ............            63,994       21,926          700
                                            ---------    ---------    ---------

         Total ....................           275,285       21,926          700
                                            ---------    ---------    ---------

         Total liabilities ........           692,006      431,606      352,953
                                            ---------    ---------    ---------

STOCKHOLDERS' EQUITY
     Common stock .................             1,000        1,000        1,000
     Retained earnings ............           304,913      222,873       46,754
     Accumulated other
      comprehensive income ........            (7,632)     (15,932)     (13,559)
                                            ---------    ---------    ---------

         Total ....................           298,281      207,941       34,195
                                            ---------    ---------    ---------

                                            $ 990,287    $ 639,547    $ 387,148
                                            =========    =========    =========

                       See notes to financial statements.

                        INTELLIGENT COMMUNICATIONS, INC.

                              dba INTELLICOM, INC.

                  STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

               FOR THE YEARS ENDED DECEMBER 31, 1997,1996 AND 1995

                                      (See independent accountants' report.)


                                              1997           1996           1995
                                       -----------    -----------    -----------
                                                                      (reviewed)
REVENUES ...........................   $ 2,646,717    $ 2,482,779    $ 2,718,286

COST OF REVENUES ...................     1,330,508      1,372,083      1,629,356
                                       -----------    -----------    -----------

                  Gross profit .....     1,316,209      1,110,696      1,088,930

OPERATING EXPENSES .................     1,209,986        942,165      1,035,166
                                       -----------    -----------    -----------

                  Income from
                   operations ......       106,223        168,531         53,764

OTHER INCOME (EXPENSES)
     Investment income, net ........         1,539          5,086         10,190
     Miscellaneous .................         2,677          8,269           --
     Gain (loss) on disposition of
      equipment ....................          --            5,354        (1,160)
     Interest expense ..............       (29,499)        (7,021)      (12,263)
                                       -----------    -----------    -----------

INCOME BEFORE INCOME TAXES .........        80,940        180,219        50,531

                  Income tax benefit
                  (provision) ......         1,100         (4,100)         (800)
                                       -----------    -----------    -----------

NET INCOME .........................        82,040        176,119        49,731

OTHER COMPREHENSIVE INCOME,
 NET OF INCOME TAX
     Unrealized gain (loss) on
      investments ..................         8,300         (2,373)      (13,559)
                                       -----------    -----------    -----------

COMPREHENSIVE INCOME ...............   $    90,340    $   173,746    $    36,172
                                       ===========    ===========    ===========

                       See notes to financial statements.

                        INTELLIGENT COMMUNICATIONS, INC.

                              dba INTELLICOM, INC.

                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                      (See independent accountants' report.)


                                                          Accumulated
                                                             Other
                                 Comprehensive  Retained Comprehensive   Common
                         Total       Income     Earnings     Income      Stock
                       ----------  ----------  ----------  ----------  ---------
Balance at
  December 31, 1994 .   $ (1,977)          $    $ (2,977)   $ --     $    1,000

Comprehensive income:
 Net income .........     49,731      49,731      49,731
 Other comprehensive
  income - unrealized
  loss on investments    (13,559)    (13,559)    (13,559)
                                   ----------
Comprehensive income               $   36,172
                                   ==========
                       ----------              ----------  ----------  ---------



Balance at
 December 31, 1995 ..     34,195                  46,754     (13,559)  $   1,000

Comprehensive income:
 Net income .........    176,119     176,119     176,119
 Other comprehensive
  income - unrealized
  loss on investments     (2,373)     (2,373)                 (2,373)
                                   ----------
Comprehensive income               $  173,746
                                   ==========
                       ----------              ----------  ----------  ---------


Balance at
 December 31, 1996 ..    207,941                 222,873     (15,932)  $   1,000

Comprehensive income:
 Net income .........     82,040      82,040      82,040
 Other comprehensive
  income - unrealized
  gain on investments      8,300       8,300                   8,300
                                   ----------
Comprehensive income               $   90,340
                                   ==========
                       ----------              ----------  ----------  ---------


Balance at
 December 31, 1997     $ 298,281               $ 304,913   $  (7,632)  $   1,000
                       ==========              ==========  ==========  =========


                       See notes to financial statements.

                        INTELLIGENT COMMUNICATIONS, INC.

                              dba INTELLICOM, INC.

                            STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                     (See independent accountants' report.)


                                         1997         1996         1995

                                      ---------    ---------    ---------
                                                                (reviewed)
CASH FLOWS FROM OPERATING
 ACTIVITIES
    Net income ....................   $  82,040    $ 176,119    $  49,731
         Depreciation and
          amortization ............      56,440       26,552       32,792
         Realized(gain)/loss on
          sale of investment ......      13,375        9,191       (9,142)
         (Gain)/loss on disposition
          of equipment ............        --         (5,354)       1,160
         Changes in working
          capital .................      52,342     (167,452)     108,261
                                      ---------    ---------    ---------

NET OPERATING ACTIVITIES ..........     204,197       39,056      182,802
                                      ---------    ---------    ---------

CASH FLOWS FROM INVESTING
 ACTIVITIES
         Purchases of equipment ...    (309,677)     (29,329)        --
         Proceeds from disposals
          of equipment ............        --         19,000          780
         Purchase of investments ..      (9,961)    (125,451)    (105,721)
         Proceeds from sale of
          investments .............      20,771      134,295       25,327
                                      ---------    ---------    ---------
NET INVESTING ACTIVITIES ..........    (298,867)      (1,485)     (79,614)
                                      ---------    ---------    ---------

CASH FLOWS FROM FINANCING
 ACTIVITIES
    Net proceeds from long-
     term debt ....................   $ 281,250    $    --      $    --
    Advances for notes from
     shareholders .................     (81,257)    (139,633)        --
    Proceeds from lines of
     credit .......................       2,038       25,163         --
    Debt repayments to share-
     holders ......................     (62,891)      (1,022)     (23,620)
                                      ---------    ---------    ---------
NET FINANCING ACTIVITIES ..........     139,140     (115,492)     (23,620)
                                      ---------    ---------    ---------

NET INCREASE (DECREASE) IN
 CASH AND EQUIVALENTS .............      44,470      (77,921)      79,568

CASH AND EQUIVALENTS AT
 BEGINNING OF YEAR ................      11,817       89,738       10,170
                                      ---------    ---------    ---------

 END OF YEAR ......................   $  56,287    $  11,817    $  89,738
                                      =========    =========    =========


                       See notes to financial statements.

                        INTELLIGENT COMMUNICATIONS, INC.

                              dba INTELLICOM, INC.

                          NOTES TO FINANCIAL STATEMENTS

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                     (See independent accountants' report.)


OPERATIONS, SIGNIFICANT ACCOUNTING POLICIES AND CONCENTRATIONS OF RISK
         Intelligent Communications, Inc. is an S corporation doing business as Intellicom, Inc. The Company was incorporated in Delaware in late 1992 and commenced operations during March 1993. Company headquarters is in Fremont, California, and a customer service and software development center is in Chippewa Falls, Wisconsin.

         Intellicom provides VSAT satellite equipment, Internet access options, applications, and consulting services to businesses, professionals, educational institutions and on-line service providers. The Company primarily markets to internet service providers, educational institutions and select corporate industries throughout the United States and Mexico. These customers are primarily utilizing Intellicom as their gateway network connectivity to the Internet. The Company's operations are subject to the risks and uncertainties of rapidly changing technology and current and potential competitors with greater financial, technical and marketing resources.

         The accompanying financial statements have been prepared using the following significant accounting policies.

         Method of accounting - Intellicom prepares its financial statements using the accrual basis.

         Cash equivalents - The Company considers highly liquid investments with an original maturity of three months or less to be cash equivalents.

         Investments - Investments are classified as available-for-sale and are available to support current operations or to take advantage of other investment opportunities. These investments are stated at estimated fair value based upon available market quotes. Realized gains and losses are computed on the basis of specific identification. Unrealized gains and losses are included as a separate component of stockholders' equity.

         Property and equipment - Major additions and improvements are charged to the property accounts at cost; replacements, maintenance and repairs which do not improve or extend the life of the respective assets are expensed as incurred. When assets are retired or disposed of, the related cost and accumulated depreciation are removed from the respective accounts. The gain or loss on an item traded is applied to the property and equipment accounts, and that of items disposed of is reflected in income.

         Depreciation   -   Depreciation   expense  has  been   computed   using
         straight-line depreciation methods. Useful lives of property and equipment are generally five years.

         Use of estimates - Preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts and to disclose any material contingent amounts.
         Accordingly, actual results could differ from such estimates.

         Revenues - Revenues consist primarily of monthly service fees, equipment sales and installation charges. Service fees consist of fixed monthly amounts and/or hourly amounts based on usage. Service fees are recognized as the service is provided. Payments received in advance of providing services are deferred until the period such services are provided. Equipment sales and installation charges are recognized when installation is completed.

         For  the  three  years  ended   December  31,  1997,   1996  and  1995,
         approximately 28%, 55% and 66% respectively of revenues were realized from one customer.

         Cost of revenues - Cost of revenues consists primarily of network telecommunications costs, depreciation of network equipment, and the cost of equipment sold to customers.

         Network operations and support consists primarily of operating and monitoring the network and providing technical support to the Company's customers.

     OPERATIONS, SIGNIFICANT ACCOUNTING POLICIES AND CONCENTRATIONS OF RISK
                                  (continued)

         Other - Certain 1995 balances have been reclassified from amounts previously reported to conform with the current presentation.

INVESTMENTS
         The Company invests primarily in common stock of public corporations, which it classifies as available-for-sale. During 1997, the Company invested in preferred stock which does not have a readily determinable fair value and, accordingly, is presented at cost. The fair values of the Company's investments is as follows.

                                            December 31,
                   --------------------------------------------------------
                      1997                   1996                   1995
                   ----------             ----------             ----------
                                                                 (reviewed)

Common stock       $    9,684             $   25,569             $   70,977
Preferred stock        25,000                 25,000                   -
                   ----------             ----------             ----------

                   $   34,684             $   50,569             $   70,977
                   ==========             ==========             ==========


     Investment results included in other income are summarized as follows
                                      For the year ended
                                          December 31,
                    --------------------------------------------------------
                       1997                   1996                   1995
                    ----------             ----------             ----------
                                                                  (reviewed)
Net realized gain
 (loss) on
 investment sales   $  (13,375)            $   (9,191)                 9,142
Dividend income           -                       899                     62
Interest income         14,914                 13,378                    986
                    ----------             ----------             ----------

                         1,539             $    5,086             $   10,190
                    ==========             ==========             ==========

         Unrealized gains and losses included as a component of stockholders' equity are summarized below.

                                            December 31,
                     --------------------------------------------------------
                        1997                   1996                   1995
                     ----------             ----------             ----------
                                                                   (reviewed)
Gross unrealized
 holding gains       $     -                $     -                $    1,291
Gross unrealized
 holding losses          (7,632)               (15,932)               (14,850)
                     ----------             ----------             ----------

                     $   (7,632)            $  (15,932)            $  (13,559)
                     ==========             ==========             ==========

ACCOUNTS RECEIVABLE
         The Company believes that concentrations of credit risk with respect to trade accounts receivable are limited, due to the length of service to most of the Company's customer base. At December 31, 1997, 1996 and 1995, approximately 8%, 75% and 65% respectively of accounts receivable was due from one customer. No allowance for doubtful accounts was deemed necessary by management as of December 31, 1996 and 1995. At December 31, 1997, the allowance was $51,500.

PROPERTY AND EQUIPMENT
         Property and equipment consist of the following.

                                                 December 31,
                              ------------------------------------------------
                                 1997               1996               1995
                              ----------         ----------         ----------
                                                                    (reviewed)
Network and computer
 equipment                    $   76,009         $   37,264         $  66,570
Furniture and fixtures            17,503             17,503            17,503
Machinery and equipment           32,899             32,899            21,642
Leasehold improvements            47,517             46,962            46,962
VSAT product development         270,377               -                 -
Less - accumulated
 depreciation                   (106,345)           (50,232)          (57,739)
                              ----------         ----------         ---------

                              $  337,960         $   84,396         $  94,938
                              ==========         ==========         =========

RELATED PARTY TRANSACTIONS
         Notes receivable and notes payable with the Company shareholders consisted of the following.

                                                 December 31,
                              ------------------------------------------------
                                 1997               1996               1995
                              ----------         ----------         ----------
                                                                    (reviewed)
Notes receivable, principal
 and interest at 10% per
 annum, due on March 1,
 1999 or on demand            $  239,144         $  160,621         $   25,048
                              ==========         ==========         ==========

Notes payable, principal
 and interest at 10% per
 annum, due on March 1,
 1999 or on demand            $     -            $   52,896         $   53,918
                              ==========         ==========         ==========

CREDIT AGREEMENTS
         The lines of credit obtained by the Company are as follows.

                                                December 31,
                                    --------------------------------------------
                                       1997            1996              1995
                                                                      (reviewed)
                                    ----------      ----------        ----------
Bank of America, $10,000
 credit line expiring in
 April 1998, interest at
 bank's reference rate
 plus 6%, payable monthly           $   10,000      $   10,000        $     -

Bank One, $20,000 credit
 line expiring in December
 1999, interest at bank's
 reference rate plus 5.8%,
 payable monthly                    $   17,201      $   15,163        $     -
                                    ----------      ----------        ----------
                                    $   27,201      $   25,163        $     -
                                    ==========      ==========        ==========

         Each credit line is guaranteed by the Company's shareholders. In June 1997, the Company obtained a standby letter of credit for $70,000 from Union Bank of California expiring on July 15, 2001. The letter of credit was established as security for the Company's satellite service lease.

LONG-TERM DEBT

         As of December 31, 1995 and 1996, the Company had no long-term debt. As of December 31, 1997, long-term debt consisted of the following.

Note payable - Union Bank of California,
due September 2001;  monthly principal
payments commencing October 1997 plus
interest at bank's prime rate plus 2.5%                       $  140,625

Note payable - CEDLI, due September 2001;
  monthly principal  payments of $3,125
commencing October 1997 plus interest at
Wall Street Journal Prime rate plus 3.5%                         140,625
                                                              ----------

          Total debt                                             281,250

          Less current maturities                                 69,959

          Long-term debt                                      $  211,291
                                                              ==========

         Borrowings under these agreements are secured by substantially all of the Company's assets and are personally guaranteed by the shareholders. The note payable to the California Economic Development Lending Initiative (CEDLI) is subordinated to the Union Bank of California note. Each note contains provisions which requires the Company to maintain certain financial ratios and limits additional indebtedness. The CEDLI loan also limits shareholder compensation.

         Scheduled maturities of long-term debt for the next five years are as follows.

                    1998                                               $ 69,959
                    1999                                                 73,715
                    2000                                                 77,906
                    2001                                                 59,670
                    2002                                                   -
                                                                       --------

                                                                       $281,250


LEASE COMMITMENTS
         The Company has commitments under operating leases, principally for satellite service, computer equipment and building space. Lease terms generally cover two to five years. Rentals on all operating leases aggregated $657,179, $441,328 and $102,972, respectively, for the years ended December 31, 1997, 1996 and 1995.

         Future minimum lease payments as of December 31, 1997, under all noncancellable operating lease obligations which extend beyond one year, are as follows.

                  December 31,

                    1998                                           $1,078,000
                    1999                                            1,010,000
                    2000                                              821,000
                    2001                                              406,000
                    2002 and thereafter                                   -
                                                                   ----------

                  Total                                            $3,315,000

         The Company is also the lessor of satellite space under noncancellable operating leases for periods of three to five years. Minimum rentals receivable under existing leases as of December 31, 1997 are as follows.

                  December 31,

                    1998                                        $  521,000
                    1999                                           341,000
                    2000                                           116,000
                                                                ----------

                  Total                                         $  978,000
                                                                ==========

         Interest paid by the company in 1997, 1996 and 1995 was $29,617, $61 and $3,612 respectively.


INCOME TAXES
         Since electing S Corporation status in 1990, federal income taxes are the responsibility of the corporate shareholders. The Company recognizes state franchise tax currently payable based on taxable income, which may differ from financial statement income. Such differences arise from the reporting of financial statement amounts in different periods than for tax purposes. The tax effect of such timing differences is not material to the financial statements taken as a whole. Therefore, deferred state income taxes have not been provided in the accompanying financial statements. The Company is required to pay an annual franchise tax to the state of California. A payment of $800 for such taxes was made in 1997 and 1996.

         Effective January 1, 1998, the corporate shareholders elected to terminate the S Corporation election. They have elected to be treated as a C Corporation and as such, the Company will have the responsibility for federal income and state franchise taxes for 1998.

CAPITAL STOCK
         The Company's stock has no par value. At December 31, 1997, 1,200 shares are authorized for issuance of which 1,000 shares are outstanding.

         During 1998, the Company re-authorized ten million common and ten million preferred shares of stock. As part of this re-authorization, the Company reissued five million common shares to the current shareholders, and reserved one million shares of common stock for future stock options and/or warrant plans that are to be determined by the board of directors. The Company also plans to sell 1,850,000 shares of common stock through a Private Placement Memorandum.

PRIOR PERIOD ADJUSTMENT
                                        As Reported                As Restated
Retained earnings on
 December 31, 1994                     $     (46,977)              $    (2,977)
Net income for year ended
 December 31, 1995                            17,967                    49,731
                                       -------------               -----------
Retained earnings on
 December 31, 1995                     $     (29,010)              $    46,754
                                       =============               ===========

         During 1997, the Company discovered that a $44,000 refundable deposit had been expensed in 1994 instead of recorded as a deposit. The Company also discovered approximately $31,000 of 1995 sales had not been recorded in 1995. These amounts have been appropriately reflected in the accompanying financial statements.

         Additionally, the 1995 reviewed financial statements did not report the Company's investments at fair market value. Accordingly, investments at December 31, 1995 have been restated to comply with generally accepted accounting principles. Additionally, the unrealized loss on investments is reported as a separate component of stockholders' equity.

WORKING CAPITAL

     Changes in operating working capital requirements, by principal element, are as follows.

                                            For the year ended
                                                December 31,
                             -----------------------------------------------
                                1997               1996              1995
                             ----------         ----------        ----------
                                                                  (reviewed)

Receivables                  $  (10,375)        $ (165,834)       $  108,723
Prepaid expenses                 23,214            (56,130)              407
Payables     (2,065)             33,286                 45
Customer deposits                41,568             21,226              (914)
                             ----------         ----------        ----------

                             $   52,342         $ (167,452)       $  108,261
                             ==========         ==========        ==========

                        INTELLIGENT COMMUNICATIONS, INC.

                              dba INTELLICOM, INC.

                                COST OF REVENUES

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                     (See independent accountants' report.)


                              1997        1996          1995
                           ----------  ----------    ----------
                                                     (reviewed)

Transponder fees ......   $  547,253   $  416,331   $  565,602
Software maintenance ..      346,122      240,364      374,197
Leased line services ..      154,478      190,205      211,079
Hardware rental and
 maintenance ..........       25,019      156,973      159,398
Programming services ..      101,671      102,557      100,490
Repairs and maintenance       18,279       64,685       52,100
Internet VSAT .........       58,895       60,424       15,770
Freight and delivery
 fees .................       26,707       48,803       48,614
Equipment leases ......       31,271       38,720       40,316
Production supplies ...       15,064       37,519       56,358
Earth station .........        5,258       10,042         --
Dial-up expense .......          491        5,460        5,432
                          ----------   ----------   ----------

                          $1,330,508   $1,372,083   $1,629,356
                          ==========   ==========   ==========

                        INTELLIGENT COMMUNICATIONS, INC.

                              dba INTELLICOM, INC.

                               OPERATING EXPENSES

                FOR YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                     (See independent accountants' report.)


                                 1997        1996          1995
                              ----------  ----------    ----------
                                                        (reviewed)


Salaries .................   $  356,483   $  369,048   $  487,366
Rent .....................      105,847      100,737      111,246
Insurance ................       86,574       77,603       64,154
Utilities ................       49,759       74,366       84,539
Travel, meals,
 entertainment ...........       81,912       64,723       55,166
Bad debts ................       54,000       52,120         --
Professional fees ........       66,574       32,133       59,797
Payroll taxes ............       86,412       30,749       34,447
Depreciation and
 amortization ............       56,440       26,552       32,792
Repairs and maintenance ..        5,705       18,768        9,952
Telephone ................       41,493       17,425       21,073
Computer supplies ........       17,209       16,926       41,993
Advertising and marketing       112,532       15,587       12,183
Office supplies ..........       19,234       10,725        4,840
Temporary labor ..........       27,737       10,279         --
Taxes and licenses .......        4,659       10,069        1,987
Postage and freight ......       11,429        4,438        2,663
Dues and subscriptions ...        5,208        2,570        2,554
Office equipment rentals .        4,079        2,428        2,783
Conference and trade shows       14,783        2,009         --
Employee relations .......        1,532        1,743        5,141
Miscellaneous ............          385        1,167          490
                             ----------   ----------   ----------

                             $1,209,986   $  942,165   $1,035,166
                             ==========   ==========   ==========

Intelligent
Communications, Inc.
dba Intellicom, Inc.
Financial Statements
as of September 30, 1998 and December 31, 1998 and for the nine months ended September 30, 1998 and for the three months ended December 31, 1998 and December 31, 1997

                        Report of Independent Accountants


February 9, 1999

To the Board of Directors of
Intelligent Communications, Inc.

In our opinion, the accompanying balance sheet and the related statement of operations, of stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of Intelligent Communications, Inc. at September 30, 1998, and the results of its operations and its cash flows for the period from January 1, 1998 to September 30, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.







San Jose, California

Intelligent Communications, Inc.
dba Intellicom, Inc.
Balance Sheet

--------------------------------------------------------------------------------------

                                                        September 30,   December 31,
                                                            1998            1998
                                                                         (Unaudited)
Assets
Current Assets:
    Cash and cash equivalents                              $ 163,189       $ 133,428
    Accounts receivable, net of allowance
      for doubtful debtsof $67,650 at
      September 30 and December 31, 1998                     340,162         293,788
    Prepaid and other assets                                  79,585          93,444
                                                      ---------------  --------------
        Total current assets                                 582,936         520,660

Property and equipment, net                                  603,043         639,257
Deposits and other assets                                     86,793         104,203
                                                      ---------------  --------------

        Total assets                                      $1,272,772      $1,264,120
                                                      ===============  ==============

Liabilities and Shareholder's Deficit
Current Liabilities:
    Lines of credit                                        $  26,184       $  25,934
    Bank loan                                                637,500         609,375
    Accounts payable                                         905,835       1,127,069
    Related party payable                                          -         200,000
    Accruals                                                  64,400          64,400
                                                      ---------------  --------------
        Total current liabilities                          1,633,919       2,026,778

Customer deposits                                             98,192          23,994
                                                      ---------------  --------------

        Total liabilities                                  1,732,111       2,050,772
                                                      ---------------  --------------

Commitments (Note 6)

Stockholders' Deficit:
    Common stock: $0.01 par value;
      10,000,000 shares authorized at
      September 30, 1998 and December 31, 1998;
      6,101,929  shares and 6,603,929 shares
      issued and outstanding at
       September 30, 1998 and December 31, 1998              251,133         365,087
    Accumulated deficit                                     (710,472)     (1,151,739)
                                                      ---------------  --------------

        Total stockholders' deficit                         (459,339)       (786,652)
                                                      ---------------  --------------

        Total liabilities and stockholders deficit        $1,272,772      $1,264,120
                                                      ===============  ==============




The accompanying notes are an integral part of these financial statements.

Intelligent Communications, Inc.
dba Intellicom, Inc.
Statement of Operations

-------------------------------------------------------------------------------------------------------------------

                                                           For the nine
                                                               months
                                                              ended                   For the three months
                                                           September 30,               ended December 31,
                                                               1998                1998               1997
                                                                                        (Unaudited)

Net revenues                                                $ 1,844,294         $  576,765         $  689,172
Cost of revenues                                              1,123,258            395,479            327,003
                                                        ----------------   ----------------  -----------------

Gross profit                                                    721,036            181,286            362,169

Operating expenses:
    Research and development                                    120,500             27,712             27,532
    Sales and marketing                                         172,341             91,497             84,861
    General and administrative                                1,192,293            465,946            290,896
                                                        ----------------   ----------------  -----------------
        Total operating expenses                              1,485,134            585,155            403,289

Loss from operations:                                          (764,098)          (403,869)           (41,120)

Interest expense, net                                           (43,534)           (37,398)            (7,201)
                                                        ----------------   ----------------  -----------------

Net loss                                                     $ (807,632)        $ (441,267)        $  (48,321)
                                                       ================    ================  =================



The accompanying notes are an integral part of these financial statements.

Intelligent Communications, Inc.
dba Intellicom, Inc.
Statement of Stockholders' Equity (Deficit)

-------------------------------------------------------------------------------------------------------------------

                                                                                                                     Total
                                                                                                Accumulated      Stockholders'
                                                                 Common Stock                   Surplus             Equity
                                                      ------------------------------------
                                                           Shares             Amount           (Deficit)           (Deficit)
                                                      -----------------  -----------------  -----------------   ----------------

Balance at January 1, 1998                                       1,000           $  1,000          $ 297,281          $ 298,281

5000:1 stock split                                           4,999,000                  -                  -                  -

Issuance of common stock for cash
    on May 15, 1998 at 22.7
    cents per share                                          1,101,929            250,133                  -            250,133

Deemed dividend from transferring
    ownership interest with
    related parties (see Note 8)                                     -                  -           (200,121)          (200,121)

Net loss for period                                                  -                  -           (807,632)          (807,632)
                                                      -----------------  -----------------  -----------------   ----------------

Balance at September 30, 1998                                6,101,929            251,133           (710,472)          (459,339)

Exercise of employee share
    options at 22.7 cents per share                            502,000            113,954                  -            113,954

Net loss for period                                                  -                  -           (441,267)          (441,267)
                                                      -----------------  -----------------  -----------------   ----------------

Balance at December 31, 1998 (unaudited)                     6,603,929          $ 365,087       $ (1,151,739)        $ (786,652)
                                                      =================  =================  =================  =================




The accompanying notes are an integral part of these financial statements.

Intelligent Communications, Inc.
dba Intellicom, Inc.
Statement of Cash Flows

-------------------------------------------------------------------------------------------------------------------

                                                                     For the nine
                                                                        months
                                                                        ended                For the three months
                                                                     September 30,             ended December 31,
                                                                         1998                1998             1997
                                                                                                 (Unaudited)
Cash flows from operating activities:
    Net loss                                                            $ (807,632)      $ (441,267)        $ (48,321)
    Adjustments to reconcile net income (loss) to net cash
      flow from operating activities:
        Depreciation                                                       101,677           49,463            10,292
        Provision for doubtful debts                                        16,150                -             2,500
        Realized loss on investment                                              -                -             9,769
        Cancellation of related party receivables                         (249,144)               -                 -
        Common stock issued for services rendered                           50,000                -                 -
        Notes cancelled for services rendered                               10,000                -                 -
        Change in assets and liabilities:
          Accounts receivable                                             (140,312)          46,374            59,953
          Prepaid expenses                                                 (40,392)         (13,859)          (12,763)
          Deposits and other assets                                         14,910          (91,608)           60,693
          Related party payable                                            216,357                -                 -
          Accounts payable                                                 638,962          221,234            98,298
          Accrued liabilities                                               68,697                -                 -
                                                                    ---------------  ---------------  ----------------
             Net cash provided by (used in) operating activities          (120,727)        (229,663)          180,421
                                                                    ---------------  ---------------  ----------------

Cash flows from investing activities:
    Acquisition of property and equipment                                 (328,754)         (85,677)         (131,998)
                                                                    ---------------  ---------------  ----------------
             Net cash used in investing activities                        (328,754)         (85,677)         (131,998)
                                                                    ---------------  ---------------  ----------------

Cash flows from financing activities:
    Proceeds from loan                                                     525,000                -                 -
    Repayment of loan                                                     (168,750)         (28,375)          (26,258)
    Proceeds (repayment) from/of payable to related party                        -          200,000            (5,413)
    Proceeds from issuance of common stock                                 200,133          113,954                 -
                                                                    ---------------  ---------------  ----------------
             Net cash provided by (used in) financing activities           556,383          285,579           (31,671)
                                                                    ---------------  ---------------  ----------------

Net increase (decrease) in cash and cash equivalents                       106,902          (29,761)           16,752
Cash and cash equivalents at beginning of period                            56,287          163,189            74,219
                                                                    ---------------  ---------------  ----------------

Cash and cash equivalents at end of period                               $ 163,189        $ 133,428         $  90,971
                                                                    ===============  ===============   ===============





The accompanying notes are an integral part of these financial statements.

Intelligent Communications, Inc.
dba Intellicom, Inc.
Notes to Financial Statements
--------------------------------------------------------------------------------


1.     Formation and Business of the Company

       Intelligent Communications, Inc. is doing business as Intellicom, Inc. The Company was incorporated in Delaware in late 1992 and commenced operations during March 1993. Company headquarters are in Fremont, California, and a customer service and software development center is in Chippewa Falls, Wisconsin.

       Intellicom provides VSAT satellite equipment, Internet access options, applications and consulting services to businesses, professionals, educational institutions and on-line service providers. The Company primarily markets to Internet service providers, educational institutions and select corporate industries throughout the United States and Mexico. These customers are primarily utilizing Intellicom as their gateway network connectivity to the Internet.


2.     Summary of Significant Accounting Policies

       Basis of Presentation
       These financial statements have been prepared on the basis that the Company will continue as a going concern. The loss for the period has generated negative stockholders' funds as at September 30, 1998.

       However, as explained in the Subsequent Events Note 9, the Company has entered into an agreement to merge with Softnet Systems, Inc.

       As such, the financial statements do not include any adjustments that may have existed if the financial statements had not been prepared on a going concern basis.

       Use of estimates
       Preparation of the accompanying financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

       Certain risks and uncertainties
       The Company's products and services are concentrated in a satellite-based Internet access industry which is characterized by rapid technological advances, changes in customer requirements and evolving regulatory requirements and industry standards. The success of the Company depends on management's ability to anticipate or to respond quickly and adequately to technological developments in its industry, changes in customer requirements or changes in regulatory requirements or industry standards. Any significant delays in the development or introduction of products or services could have a material adverse effect on the Company's business and operating results.

       Concentration of credit risk
       The Company's cash and cash equivalents as of September 30, 1998 are deposited with two U.S. financial institutions and exceed federal insured amounts. The Company performs ongoing credit evaluations of its customers' financial condition and generally does not require collateral.

       During the nine months ended September 30, 1998, one customer represented 25% of total revenues.

       Cash and cash equivalents
       The Company considers all highly liquid investments with an original maturity of three months or less at the time of purchase to be cash equivalents.

       Property and equipment
       Property and equipment are stated at cost and depreciated on a straight-line basis over the estimated useful life of the related assets, generally three to seven years, or the lease term of respective assets. Gains and losses upon asset disposal are taken into income in the year of disposition.

       Revenue recognition
       Revenues consist primarily of monthly service fees, equipment sales and installation charges. Service fees consist of fixed monthly amounts and/or hourly amounts based on usage. Service fees are recognized as the service is provided. Payments received in advance of providing services are deferred until the period such services are provided. Equipment sales and installation charges are recognized when installation is completed.

       Advertising
       Advertising   expenditures   are  charged  to   operations  as  incurred.
       Advertising costs for the nine months ended September 30, 1998 were $35,289.

3.     Property and Equipment, net:

       Property and equipment consist of the following:

                                              September 30,    December 31,
                                                   1998            1998
                                                               (Unaudited)

       Office furniture and equipment           $  69,865      $  69,865
       Computer equipment                         126,872        137,621
       Network equipment                          492,811        567,739
       Leasehold improvements                     121,517        121,517
                                                ---------      ---------
                                                  811,065        896,742
       Less accumulated depreciation             (208,022)      (257,485)
                                                ---------      ---------

                                                $ 603,043      $ 639,257
                                                =========      =========



4.       Income Taxes

       The Company accounts for income taxes using the liability method. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using current tax laws and rates. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

       At September 30, 1998, the Company had federal and state net operating loss carryforwards of approximately $739,157 and $369,579, respectively, available to offset future regular and alternative minimum taxable income. The operating loss carryforwards expire in 2018 if not utilized.

       For federal and state tax purposes, a portion of the Company's net operating loss carryforwards may be subject to certain limitations on utilization in case of a change in ownership, as defined by federal and state tax law.

       The Company was taxed as an S Corporation through December 31, 1997, after which the Company converted to a C Corporation. As an S Corporation, the Company did not disclose federal income taxes as it was the responsibility of the corporate shareholders. Further, the Company did not disclose deferred state income taxed due to such reporting being immaterial to the accompanying financial statements. The components of the provision for income taxes for the period ending September 30, 1998 is as follows:

       Current:
          Federal                                   $     -
          State                                         800
       Deferred
          Federal                                         -
          State                                           -
                                              --------------

                                                    $   800
                                              ==============


       Temporary differences which give rise to significant portions of deferred tax assets and liabilities at September 30, 1998 are as follows:

       Net operating loss carryforward              $ 274,314
       Inventory reserves                              25,552
                                               ---------------
       Net deferred tax asset                         299,866
       Valuation allowance                           (299,866)
                                               ---------------

                                                    $       -
                                               ==============



       The Company has established a 100% valuation allowance because at this time it appears more likely than not that no benefit will be realized from its deferred tax assets.

5.       Long-Term Debt

       In August 1998, the Company entered into a loan agreement with a financial institution to borrow $525,000 at 2.75% above the bank's prime rate. The loan is due for repayment by monthly installment over the seven year term of the loan, ending September 2005. Net borrowings under this agreement are collaterized by all of the Company's assets. The inception of this facility superceded all previous loan agreements with the same financial institution.

       In addition, this loan agreement contains specific financial, as well as reporting, covenants noted below.

       Debt Covenants
       The loan agreement signed in August 1998, and noted above, contains financial and reporting covenants. Of the financial covenants, the Company must show a minimum tangible net asset value of $500,000 as of December 31, 1998.

       As at September 30, 1998, the Company is in breach of several financial covenants, which the bank has not waived. As a result, the debt has been classified as current.

6.     Commitments

       Operating leases
       The Company leases various facilities under noncancelable operating lease agreements expiring through January 30, 2002. Future minimum lease payments under the non-cancelable operating leases as of September 30, 1998 are as follows:

          1999                                              $1,401,625
          2000                                                 854,785
          2001                                                 612,130
          2002 and thereafter                                   12,476
                                                        ---------------

                                                            $2,881,016
                                                        ===============


       Rent expense was $86,760 for the nine months from January 1, 1998 to September 30, 1998.

7.     Common Stock

       As of December 31, 1997, the Company had 1,200 authorized shares of common stock with 1,000 outstanding and issued. In March 1998, the Company filed an amended Articles of Incorporation that increased the number of authorized shares to 10 million common shares and 10 million preferred shares. The Company then completed a stock split with a 5000:1 ratio.

       During this period, the Company also passed a resolution to offer for sale, through private placement, 1.1 million shares of the Company's common stock at 22.7 cents per share. The offering raised $250,133.

8.      Related Party Transactions

       In September 1998, the Company acquired all of the assets, contracts and subscribers in five Internet Service Provider Point of Presence locations in the state of Wisconsin. These assets were purchased from Bruce Meachin and Christine Raines, a California Partnership, through Intellicom ISP, Inc., a wholly-owned subsidiary of Intelligent Communications, Inc. Bruce Meachin and Christine Raines are the founding members of Intelligent Communications, Inc. and the Chief Executive Officer and President, respectively.

       The purchase consideration for these assets was $249,145 and was satisfied through the cancellation of notes receivable and accrued interest accounts due from the founding members. As this transaction was with an entity under common control, the excess of the consideration over the net book value of assets transferred has been recognized as a deemed dividend and reflected in the accumulated deficit of the Company as at September 30, 1998.

9.     Subsequent Events

       On August 31,  1998,  the  Company  executed a  Definitive  Agreement  to acquire  all  of  the  outstanding  and  issued  stock  of  Web  Presence
       Providers, Inc. in an all-stock transaction valued at $300,000. Intelligent Communications, Inc. issued 374,995 common shares to the shareholders of Web Presence Providers, Inc. in exchange for 100% of their outstanding and issued common stock. The share consideration was valued at $250,000 or 66.7 cents per share.

       Although the Definitive Agreement was executed prior to the period end, and management and operational control was transferred in September 1998, the agreement was not closed and finalized until January 1999, and accordingly the acquisition has not been recorded in the financial statements as at September 30, 1998.

       In addition, the Company agreed to pay to the President of Web Presence Providers, Inc., to transition and consult with Intelligent Communications, Inc., in the development of the web-hosting business. Such payment was satisfied by the issuance of the Company's common shares through the private placement. As such, the payment has been fully expensed in the financial statements to September 30, 1998.

       On November 22, 1998, the Company entered into a Definitive Agreement to sell all of the outstanding capital stock of the Company to Softnet Systems Inc. ("Softnet"). The agreement was completed on February 9, 1999. The agreed purchase price comprises of (i) a cash component of $500,000 payable at closing, (ii) a promissory note in the amount of $1 million due one year after closing (and payable in cash or in Softnet common stock at the option of the Company), (iii) a promissory note in the amount of $2 million due two years after closing (and payable in cash or in Softnet's common stock at the option of Softnet), (iv) the issuance of 500,000 shares of Softnet's common stock (adjustable upwards after one year in certain circumstances), (v) a demonstration bonus of $1 million payable on the first anniversary of the closing, if certain milestones are met, in cash or shares of Softnet's common stock at the option of Softnet, and (vi) additional shares of Softnet's common stock issuable upon the first, second and third anniversary dates of the closing for a total value of $3.5 million.

Item 7. FINANCIAL STATEMENTS OF BUSINESS ACQUIRED, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

                  (b) Pro Forma Financial Information. Pro forma financial information for SoftNet Systems, Inc. is included at the end of this Report.

           UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS


     The following unaudited pro forma consolidated condensed financial statements have been prepared by the management of SoftNet Systems, Inc. (the "Company") from its historical financial statements included in Form 10-K/A for the fiscal year ended September 30, 1998 as filed with the Securities and
Exchange Commission ("SEC") on February 3, 1999 and in Form 10-Q for the quarterly period ended December 31, 1998 as filed with the SEC on February 16, 1999 and from the historical financial statements of Intelligent Communications, Inc. ("Intellicom") included in this report on Form 8-K/A. The unaudited pro forma consolidated condensed statements of operations for the year ended September 30, 1998 and the three months ended December 31, 1998 reflect adjustments as if the Company had acquired Intellicom (the "Intellicom Acquisition"), as described in the accompanying notes, as of October 1, 1997. The unaudited pro forma consolidated condensed balance sheet as of December 31, 1998 reflect adjustments as if the Intellicom Acquisition, as described in the accompanying notes, had occurred as of December 31, 1998.

     The unaudited pro forma consolidated condensed financial statements should be read in conjunction with the notes included herewith, the Company's audited consolidated financial statements and notes thereto as of September 30, 1998 and 1997 and for the three years ended September 30, 1998, the Company's unaudited consolidated condensed financial statements as of, and for the three months ended, December 31, 1998 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in the Company's most recent Form 10-K/A and 10-Q filings.

     The unaudited pro forma consolidated condensed financial statements do not purport to represent what the Company's results of operations or financial position would have been had the Intellicom Acquisition occurred on the dates specified, or to project the Company's results of operations or financial position for any future period or date. The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable under the circumstances. In the opinion of management, all adjustments have been made that are necessary to present fairly the pro forma data. Actual amounts could differ from those set forth below.

                     SOFTNET SYSTEMS, INC. AND SUBSIDIARIES
            Unaudited Pro Forma Consolidated Condensed Balance Sheet
                                 (in thousands)

                                                                                As of December 31, 1998
                                                                ---------------------------------------------------------
                                                                                    Acquisition
                                                                 Historical       Adjustments (1)           Pro Forma
                                                                -------------    -------------------      ---------------

                          Assets

Current assets:
     Cash                                                           $  4,329              $     134  (a)       $   3,963
                                                                                              (500)  (b)
     Accounts receivable, net..............................            3,819                    294  (a)           4,113
     Current portion of gross investment in leases.........            1,239                                       1,239
     Inventories...........................................            1,195                                       1,195
     Other current assets..................................            1,146                     93  (a)           1,239
                                                                -------------    -------------------      ---------------
           Total current assets............................           11,728                     21               11,749
Restricted cash............................................              800                                         800
Property and equipment, net................................            9,880                    639  (a)          10,519
Gross investment in leases, net of current portion.........            1,717                                       1,717
Acquired technology and other intangibles, net.............              683                 16,056  (c)          16,739
Other assets...............................................            1,089                    104  (a)           1,193
Net assets associated with discontinued operations.........            3,813                                       3,813
                                                                -------------    -------------------      ---------------
     Total assets..........................................         $ 29,710            $    16,820            $  46,530
                                                                =============    ===================      ===============

  Liabilities, Redeemable Convertible Preferred Stock and
                   Shareholders' Deficit

Current liabilities:
     Accounts payable and accrued expenses.................         $ 10,862             $    1,218  (a)       $  13,080
                                                                                              1,000  (b)
     Short-term debt.......................................               --                  1,000  (b)           1,000
     Current portion of long-term debt.....................            1,855                    609  (a)           2,464
     Other current liabilities.............................            1,086                                       1,086
                                                                -------------    -------------------      ---------------
           Total current liabilities.......................           13,803                  3,827               17,630
Long-term debt, net of current portion.....................            9,430                  2,000  (b)          11,430
Other long-term liabilities................................              518                     24  (a)             542

Redeemable convertible preferred stock.....................           15,754                                      15,754

Shareholders' deficit:
Common stock and capital in excess of par value............           46,739                 10,969  (b)          57,708
Deferred stock compensation................................            (303)                                       (303)
Accumulated deficit........................................         (56,231)                                    (56,231)
                                                                -------------    -------------------      ---------------
     Total shareholders' deficit...........................          (9,795)                 10,969                1,174
                                                                -------------    -------------------      ---------------

     Total liabilities, redeemable convertible preferred
           stock and shareholders' deficit.................         $ 29,710             $   16,820            $  46,530
                                                                =============    ===================      ===============
---------------------------

(1) References in parenthetical are to Note 2 to the unaudited pro forma consolidated condensed financial statements.


See accompanying notes to unaudited pro forma consolidated condensed financial statements.

                     SOFTNET SYSTEMS, INC. AND SUBSIDIARIES
       Unaudited Pro Forma Consolidated Condensed Statements of Operations
                      (in thousands, except per share data)


                                                     For the year ended                          For the three months ended
                                                   September 30, 1998 (1)                          December 31, 1998 (1)
                                        --------------------------------------------   --------------------------------------------
                                                       Acquisition                                    Acquisition
                                        Historical     Adjustments        Pro Forma     Historical    Adjustments        Pro Forma
                                        -----------   -------------      -----------   ------------  -------------      -----------

Net sales............................      $ 14,060       $   2,533 (d)    $  16,593       $  4,296       $    577 (d)     $  4,873
Cost of sales........................        10,628           1,450 (d)       12,078          2,967            396 (d)        3,363
                                        -----------   -------------      -----------   ------------  -------------      -----------
     Gross profit....................         3,432           1,083            4,515          1,329            181            1,510

Operating expenses...................        19,265           1,888 (d)       23,447          7,339            585 (d)        8,497
                                                              2,294 (f)                                        573 (f)
                                        -----------   -------------      -----------   ------------  -------------      -----------

Loss from continuing operations......      (15,833)         (3,099)         (18,932)        (6,010)          (977)          (6,987)

Other income (expense):
    Interest expense.................       (1,416)            (53) (d)      (1,714)          (569)           (37) (d)        (649)
                                                              (245) (e)                                       (43) (e)
    Other income.....................           320               2 (d)          322            217                             217
                                        -----------   -------------      -----------   ------------  -------------      -----------

Loss  from continuing operations
    before discontinued operations...      (16,929)         (3,395)         (20,324)        (6,362)        (1,057)          (7,419)

Income (loss) from discontinued
    operations.......................          (73)                             (73)            139                             139
                                        -----------   -------------      -----------   ------------  -------------      -----------

Net loss.............................      (17,002)         (3,395)         (20,397)        (6,223)        (1,057)          (7,280)

Preferred dividends..................         (343)                            (343)          (243)                           (243)
                                        -----------   -------------      -----------   ------------  -------------      -----------

Net loss applicable to common shares.    $ (17,345)      $  (3,395)       $ (20,740)      $ (6,466)     $  (1,057)        $ (7,523)
                                        ===========   =============      ===========   ============  =============      ===========

Basic and diluted earnings (loss) per share:
    Continuing operations............      $ (2.29)                        $  (2.58)      $  (0.76)                       $  (0.83)
    Discontinued operations..........        (0.01)                           (0.01)          0.02                            0.02
    Preferred dividends..............        (0.05)                           (0.04)         (0.03)                          (0.03)
                                        -----------                      -----------   ------------                     -----------

       Net loss applicable to common
            shares...................      $ (2.35)                        $  (2.63)      $  (0.77)                       $  (0.84)
                                        ===========                      ===========   ============                     ===========


Shares used to compute basic and
    diluted earnings (loss) per share         7,391             500 (g)        7,891          8,374            600 (g)        8,974
                                        ===========   =============      ===========   ============  =============      ===========

---------------------------

(1) References in parenthetical are to Note 2 to the unaudited pro forma consolidated condensed financial statements.

See accompanying notes to unaudited pro forma consolidated condensed financial statements.

                        SOFTNET SYSTEMS, INC. AND SUBSIDIARIES
       Notes to Unaudited Pro Forma Consolidated Condensed Financial Statements


(1)      The Intellicom Acquisition

     The unaudited pro forma consolidated condensed financial statements reflect adjustments for the Intellicom Acquisition, in which Intellicom became a wholly-owned subsidiary of the Company for Total Consideration (as defined below) of $15,469,000, consisting of:

o        Cash paid at closing of $500,000 (the "Cash Consideration");

o Issuance of 500,000 shares of the Company's common stock at closing (the "Closing Shares"), at which time the Company's common stock was trading at $14.938 per share, for a total value of $7,469,000;

o A second tranche of Closing Shares of up to 150,000 shares issuable upon the first anniversary date of the closing if the total amount of shares issued to date does not exceed a total value of $5,000,000 as of the first anniversary date. For purposes of the pro forma financial information presented herein, the second tranche of Closing Shares has not been factored in as the market value of the Closing Shares currently exceeds $5,000,000;

o Additional shares of the Company's common stock issuable upon the first, second and third anniversaries of the closing, valued at a total of $3,500,000 (together with the Closing Shares, the "Equity Consideration"), of which $1,500,000 is allotted for the first and second anniversaries and $500,000 for the third;

o Issuance of a $1,000,000 secured promissory note payable upon the first anniversary date of the closing, which bears interest at 7.5% per annum (the "First Promissory Note");

o Issuance of a $2,000,000 secured promissory note payable upon the second anniversary date of the closing, which bears interest at 8.5% per annum (the "Second Promissory Note", together with the First Promissory Note, the "Debt Consideration"); and

o A demonstration bonus of $1,000,000 payable to all Intellicom shareholders upon the first anniversary date of the closing upon successful demonstration of certain cable technology (the "Bonus
         Consideration", together with the Cash Consideration, the Equity Consideration and the Debt Consideration, the "Total Consideration").

     The Company is in the process of evaluating and finalizing the effects of the Intellicom Acquisition on its business and financial statements on a go-forward basis. This includes obtaining a valuation report, which will support the fair value of the net assets received and the Equity Consideration being provided. As the outcome of such analysis is unknown at this time, certain assumptions and conclusions made for purposes of the pro forma financial information provided herein are considered preliminary and subject to change at the discretion of the Company's management.

(2)      Pro Forma Adjustments

     The unaudited pro forma consolidated condensed balance sheet gives effect to the following acquisition adjustments:

(a) Represents the addition of the tangible net assets of Intellicom derived from financial statements of Intellicom as if the acquisition had occurred as of December 31, 1998 consisting of the following (in thousands):

Cash.............................................         $  134
Accounts receivable, net.........................            294
Prepaid expenses.................................             93
Property and equipment, net......................            639
Other assets.....................................            104
Accounts payable and accrued expenses............         (1,218)
Short-term debt..................................           (609)
Other long-term liabilities......................            (24)

(b)......Represents  the  Total  Consideration  paid  by  the  Company  for  the
            Intellicom Acquisition consisting of a reduction of cash of $500,000 for the Cash Consideration; an increase in common stock and capital in excess of par value of $10,969,000 for the Equity Consideration; an increase in short-term debt and long-term debt of $1,000,000 and $2,000,000, respectively, for the Debt Consideration and an increase in accounts payable and accrued expenses of $1,000,000 for the Bonus Consideration. While the Bonus Consideration is contingent upon successful demonstration of certain performance criteria (as defined) being met, for purposes of the pro forma financial information provided herein, the Company has accrued for such contingent Bonus Consideration. Furthermore, for purposes of the pro forma financial information provided herein, the Company has recorded the Equity Consideration at its full prescribed value rather than any discounted value, even though the Equity Consideration is to be paid out over the course of three years and the equity securities to be issued will be unregistered. Until the Company's analysis of the Intellicom Acquisition has been completed, including a valuation of the Equity Consideration to be issued, the Company's management believes this preliminary treatment to be the most appropriate for purposes of the pro forma financial information provided herein.

(c) Represents the intangible asset recorded by the Company for the acquisition as the Total Consideration paid by the Company exceeded the negative tangible book value of Intellicom as of December 31, 1998 by $16,056,000. The Company has treated this intangible asset as acquired technology and will be amortizing this amount by the straightline method over a period of seven years, the anticipated useful life of the acquired technology, for purposes of the pro forma financial information provided herein.


     The unaudited pro forma consolidated condensed statements of operations give effect to the following acquisition adjustments:

(d) Represents the results of operations of Intellicom derived from financial statements of Intellicom for the following periods (in thousands):

                                         For the            For the three
                                        year ended          months ended
                                      September 30,         December 31,
                                         1998 (1)                1998
                                     -----------------     ----------------

    Net Sales...................           $  2,533              $    577
    Cost of sales...............             (1,450)                 (396)
    Operating expenses..........             (1,888)                 (585)
    Interest expense............                (53)                  (37)
    Other income................                  2                    --
                                     -----------------     ----------------
    Net loss....................           $   (856)             $   (441)
                                     =================     ================
           -------------------

           (1) Includes the results of operations for the period from October 1, 1997 through December 31, 1997, which have been derived from unaudited management accounts of Intellicom.

(e) Represents the additional interest expense due to the Debt Consideration of $245,000 and $43,000 for the year ended September 30, 1998 and the three months ended December 31, 1998, respectively. For purposes of the pro forma financial information presented herein, the First Promissory Note is assumed to be repaid in full as of October 1, 1998.

(f) Represents the amortization of the intangible asset acquired in the Intellicom Acquisition, which is recorded as acquired technology, of $2,294,000 and $573,000 for the year ended September 30, 1998 and the three months ended December 31, 1998, respectively. This acquired technology is being amortized on a straightline basis over seven years, the anticipated useful life of the acquired technology for purposes of the pro forma financial information provided herein.

(g) Represents the addition to shares used in computing basic and diluted loss per share of 500,000 and 600,000 for the year ended September 30, 1998 and the three months ended December 31, 1998, respectively. For purposes of the pro forma financial information presented herein, the shares issuable upon the first anniversary date, valued at $1,500,000, are based on the same value per share as the Closing Shares, that is, $14.938 per share, which results in an additional 100,000 shares of common stock issued upon the first anniversary date of the closing, which, for purposes of the pro forma financial information presented herein, is deemed to be October 1, 1998. The Company has excluded the effect of any of the other authorized but unissued shares related to the Equity Consideration, as the effect would be anti-dilutive.